UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 28, 2019

Sunrun Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
225 Bush Street, Suite 1400
San Francisco, California 94104
(Address of principal executive offices, including zip code)
(415) 580-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RUN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 28, 2019 (the “Closing Date”), Sunrun Inc.’s (“Sunrun”) indirectly wholly-owned subsidiary, Sunrun Atlas Issuer 2019-2, LLC (“Sunrun Atlas”), completed an issuance of solar asset backed notes (the “Transaction”).
Sunrun Atlas issued Solar Asset Backed Notes, Series 2019-2 Class A (the “Notes”) in an aggregate principal amount of $312,400,000.  The Notes bear interest at a rate of 3.61% and have an anticipated repayment date of November 1, 2027.
The Notes may only be acquired by persons who are either (i) qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) not U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) in offshore transactions in reliance on Regulation S.  The Notes have been rated A (sf) by Kroll Bond Rating Agency, Inc.
The Collateral
 The Notes were issued by Sunrun Atlas pursuant to an Indenture (the “Indenture”), dated as of the Closing Date, between Sunrun Atlas and Wells Fargo Bank, National Association (“Indenture Trustee”), as indenture trustee.
The Notes are secured by, and payable solely from the cash flow generated by, the managing member membership interests that are wholly-owned by Sunrun Atlas.  Each managing member owns an interest in a project company. Each project company owns a pool of photovoltaic systems, related leases, and power purchase agreements.  Each project company is jointly owned with a third party investor.
 Sunrun (in such capacity, the “Transaction Manager”) will act as transaction manager pursuant to the terms of a Transaction Management Agreement between Sunrun and Sunrun Atlas.  The Transaction Manager will be required to provide certain administrative, collection, and other management services for Sunrun Atlas.
Events of Default and Amortization Events
 The Indenture contains events of default that are customary in nature for solar securitizations of this type, including (a) the non-payment of interest, (b) material violations of covenants, (c) material breaches of representations and warranties and (d) certain bankruptcy events. An event of default will also occur with respect to the Notes if they are not paid in full at their rated final maturity.  The Notes are also subject to amortization events that are customary in nature for solar securitizations of this type, including (i) the occurrence of an event of default, (ii) a debt service coverage ratio falling below certain levels, (iii) failure to maintain insurance and (iv) failure to repay the Notes in full by their anticipated repayment date. The occurrence of an amortization event or an event of default could result in accelerated amortization of the Notes, and the occurrence of an event of default could, in certain instances, result in the liquidation of the collateral securing the Notes.
The description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which Sunrun plans to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2019.
Use of Proceeds
Sunrun intends to use the proceeds from the sale of the Notes for repayment of borrowings under existing credit facilities, for the payment of fees and expenses related to the Transaction, and to fund reserves required pursuant to the Transaction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information related to the Transaction described under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Jeanna Steele
Jeanna Steele General Counsel

Date: October 28, 2019